Exhibit 24(l)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officer or director of MONY Life Insurance Company of America (the “Company”), hereby nominates, constitutes and appoints Christopher M. Condron, Stanley B. Tulin, Richard V. Silver, Anne M. Katcher, Stuart L. Faust, Pauline Sherman, Naomi J. Weinstein, Mildred Oliver, Dodie Kent, Edward Marron, Kathleen De Celie, Thomas Shade, Larry Cohen, and David S. Waldman, (with full power to each of them to act alone) his or her true and lawful attorney-in-fact and agent, for him or her and on his or her behalf and in his or her name, place and stead in any and all capacities, to make, execute and sign any Registration Statement(s) on Securities and Exchange Commission Form S-1, Form S-2 or Form S-3 under the Securities Act of 1933, or such other forms as may be adopted by the Securities and Exchange Commission, and any and all amendments to said Registration Statement(s), for the registration of guaranteed interest account with market value adjustment securities issued by the Company, and to file with the Securities and Exchange Commission, and any other regulatory authority having jurisdiction over the offer and sale of securities issued by the Company, any such Registration Statement(s), amendments, and any and all supplements thereto or to any prospectus or statement of additional information forming a part thereof, and any and all exhibits and other documents requisite in connection therewith, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as the Company and the undersigned officers and directors themselves might or could do.

IN WITNESS WHEREOF, the undersigned has hereunto set his or her hand this 13th day of July, 2004.

/s/ W. Edwin Jarmain
W. Edwin Jarmain
Director